EXHIBIT 8.1
				BROWN & WOOD LLP
			     ONE WORLD TRADE CENTER
			    NEW YORK, NEW YORK 10048




                                              May 13, 1998

Reckson Service Industries, Inc.
225 Broadhollow Road
Melville, New York  11747
Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747


     Re: Distribution of Stock of Reckson Service Industries, Inc.
         ---------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax matters in connection with the distribution (the "Distribution") of stock of Reckson Service Industries, Inc. ("RSI") by Reckson Operating Partnership (the "Operating Partnership") and Reckson Associates Realty Corp. ("Reckson"). The Distribution is described in the Form S-1 Registration Statement (No. 333-4419) initially filed by RSI with the Securities and Exchange Commission on January 16, 1998, as amended through the date hereof (the "Registration Statement"). All capitalized terms not otherwise defined herein have the respective meanings set forth in the Registration Statement.

                                  Background
                                    ------
     RSI was formed on July 15, 1997 as a Delaware corporation. It was formed primarily to identify and acquire interests in operating companies that engage in businesses that provide services for occupants of office, industrial and other property types that Reckson may not be permitted to provide under federal tax laws applicable to real estate investment trusts ("REITs") or that have not traditionally been performed by Reckson ("Commercial Services"). RSI will also pursue real estate or real estate-related investment opportunities through Reckson Strategic Venture Partners, LLC ("RSVP"), a real estate venture capital fund created as a "research and development" vehicle for Reckson to explore and invest in real estate sectors outside of its traditional office and industrial sectors, thereby providing the potential for Reckson to incorporate one or more of these alternative sectors into its core business. RSI has hired two investment professionals who will be primarily responsible for executing the business strategy of RSI and who are not involved in the management of Reckson or the Operating Partnership. RSVP's day-to-day activities will be managed by highly-experienced real estate investment professionals who are not involved in the management of Reckson, the Operating Partnership or RSI.

     RSI expects to establish a credit facility with the Operating Partnership (the "RSI Facility") in the amount of $100 million for RSI's service sector operations and other general corporate purposes. In addition, the Operating Partnership has approved the funding of investments of up to $100 million with or in RSVP, through (i) loans for the funding of RSVP investments prior to the Distribution, (ii) RSVP-controlled joint ventures in investments satisfying the federal tax laws applicable to REITs ("REIT-Qualified Investments"), or (iii) advances made to RSI subsequent to the Distribution under a credit facility with terms similar to the those of the RSI Facility (the "RSVP Facility").

     RSI has formed a limited liability company together with PaineWebber Real Estate Securities Inc. ("PWRES"), pursuant to which PWRES will be obligated to invest up to $200 million in RSVP in the form of preferred equity, subject to certain conditions. Such investment by PWRES will be partially funded by an investment fund of which PWRES is a co-sponsor.

     RSI will enter into an agreement with the Operating Partnership (the "Intercompany Agreement") in order to reduce conflicts of interest by formalizing their relationship. Under the Intercompany Agreement, RSI will grant the Operating Partnership a right of first opportunity to make any REIT-Qualified Investment that it develops or that otherwise becomes available to RSI. In addition, in the event that any such investment opportunity becomes available to an affiliate of RSI, such affiliate will be required to allow the Operating Partnership to participate in such investment opportunity to the extent of RSI's interest, if any, therein. RSI will also agree to assist the Operating Partnership in structuring and consummating any REIT-Qualified Investment that the Operating Partnership elects to pursue, on terms determined by the Operating Partnership. The Operating Partnership will grant RSI a right of first opportunity to provide Commercial Services to the Operating Partnership and its tenants that are developed by or otherwise become available to the Operating Partnership. Any Commercial Services provided by RSI to the Operating Partnership will be required to be at market rates on terms and conditions as attractive as the best available for comparable services in the market or those offered by RSI to third parties. In addition, the Operating Partnership will be required to give RSI access to its tenants in respect of Commercial Services that may be provided to such tenants. Furthermore, subject to certain conditions, the Operating Partnership will provide RSI with a right of first refusal to become the lessee of any real property acquired by the Operating Partnership if the Operating Partnership determines that, consistent with Reckson's status as a REIT, it is required to enter into a "master" lease arrangement.

     The Operating Partnership currently holds a 95% interest in RSI, in the form of 3,905,855 shares of RSI nonvoting common stock. Lightpost LLC, a Delaware limited liability company, owns the remaining 5% interest in RSI, in the form of 205,571 shares of RSI voting common stock. Lightpost LLC is owned by members of Reckson management and trusts controlled by members of Reckson management. Immediately prior to the Distribution, it is expected that the shares of RSI nonvoting common stock held by the Operating Partnership will be exchanged by RSI for shares of RSI voting common stock. The Operating Partnership will distribute its 95% interest in RSI to Reckson and the limited partners of the Operating Partnership. Reckson will then distribute all of its shares of RSI stock to holders of Reckson's common stock. Each Reckson stockholder will receive one share of RSI common stock for every 12.5 shares of Reckson common stock held on the record date for the Distribution and each limited partner of the Operating Partnership will receive one share of RSI stock for every 12.5 common units of limited partnership interest in the Operating Partnership ("Units") held (or, in the case of certain convertible preferred Units, into which its convertible preferred Units could be converted) on the record date for the Distribution.

     Immediately after the Distribution, RSI will grant to holders of RSI stock subscription rights (the "Subscription Rights") to purchase shares of RSI common stock (the "Rights Offering"). Each RSI stockholder will receive one Subscription Right for every one share of RSI common stock held. Each Subscription Right will entitle the holder to purchase one share of RSI common stock at a certain purchase price per share (the "Exercise Price") and, at the election of the stockholder, four additional shares (but not less than four additional shares) at the Exercise Price. RSI stockholders will thus be allowed to exercise their Subscription Rights in respect of either one share or five shares of RSI common stock. As of the date of the Distribution, there will be approximately 4,111,426 shares of RSI common stock outstanding. Accordingly, a total of 4,111,426 Subscription Rights with respect to an aggregate of 20,557,130 shares of RSI common stock are expected to be issued in the Rights Offering. The Subscription Rights will expire after 17 days. RSI has entered into an agreement with RSI Standby LLC, a Delaware limited liability company (the "Standby Purchaser"), pursuant to which the Standby Purchaser has agreed to purchase, and RSI has agreed to sell, at the Exercise Price any and all shares of RSI common stock that were the subject of Subscription Rights in the Rights Offering but were not subscribed for as of the expiration of the Subscription Rights. The Standby Purchaser is owned by members of Reckson and RSI management and trusts controlled by members of Reckson management.

     It is anticipated that the RSI board of directors will ultimately consist of eight members. Of these, six will be members of the Reckson board of directors and two will be unaffiliated with Reckson. Each of the executive officers of RSI currently serves as an executive officer of Reckson. As noted above, RSI also employs two senior officers who are not employed by Reckson or the Operating Partnership and who are primarily responsible for executing the business strategy of RSI .

     Reckson's stock trades on the New York Stock Exchange. There is currently no public market for RSI stock and none is expected to develop prior to the termination of the Rights Offering. Subsequent to the termination of the Rights Offering, RSI anticipates that trading of its stock may occur on the OTC Bulletin Board. However, shares of RSI stock have not been approved for listing on any national securities exchange or for quotation on any quotation system. There are no arrangements, legally binding or otherwise, which require Reckson shareholders or Operating Partnership Unitholders to continue to hold RSI stock after the Distribution or after termination of the Rights Offering and the RSI common stock issued in the Distribution and the Rights Offering will be freely transferable (except for stock received by persons who may be deemed to be "affiliates" of RSI under federal securities law).

                        Documents and Representations
                        -----------------------------

     In rendering the following opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the following:

     the Registration Statement;
     the Certificate of Incorporation of RSI;
     the First Amended and Restated Bylaws of RSI;
     a form of the Intercompany Agreement;
     a form of the RSI Facility; and
     a form of the RSVP Facility.

     We also have reviewed the descriptions set forth in the Registration Statement of the investments, activities, operations and governance of RSI. We have relied upon the facts set forth in the Registration Statement and we assume that each of Reckson, the Operating Partnership, RSI and RSVP has been and will continue to be operated in accordance with (i) applicable state and local corporation, partnership, limited liability company and similar laws and the terms and conditions of applicable documents and (ii) the statements and representations made in the Registration Statement.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents submitted to us as originals, (ii) the conformity to the original documents of all documents submitted to us as copies, (iii) the conformity of final documents to all documents submitted to us as drafts, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (v) the accuracy and completeness of all records made available to us. We also have assumed, without investigation, that all documents, certificates, representations, warranties, and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

     The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

                             Summary of Opinions
                             -------------------

Based upon and subject to the foregoing, we are of the opinion that:

(i) RSI will be treated for federal income tax purposes as a corporate entity separate from Reckson and the Operating Partnership, and not as an agent of Reckson or the Operating Partnership.

(ii) Reckson and RSI will not be treated as stapled entities for federal income tax purposes under Section 269B(a)(3) of the Code.

(iii) Commencing with its taxable year ended December 31, 1995, Reckson has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.

(iv) The discussions in the Registration Statement under the headings "The Distribution -- Federal Income Tax Consequences" and "The Rights Offering -- Federal Income Tax Consequences" fairly summarize the federal income tax considerations likely to be material to a recipient of RSI Common Stock and Subscription Rights in the Distribution and the Rights Offering.

                                  Discussion
                                  ----------
A.  Separate Corporate Entities
    ---------------------------

     The activities that RSI expects to undertake would have an adverse impact on the status of Reckson as a REIT for federal income tax purposes were such activities to be engaged in by Reckson or the Operating Partnership. Such activities could be deemed to be engaged in by Reckson or the Operating Partnership if the separate corporate existence of RSI were ignored for federal income tax purposes or if RSI were deemed to be an agent of either Reckson or the Operating Partnership for federal income tax purposes.

     As described above, the Operating Partnership and RSI will be establishing what is intended to be a long-term business relationship. The Operating Partnership will substantially finance the activities of RSI outside RSVP as well as RSI's investment in RSVP. RSI and the Operating Partnership will provide each other first opportunity rights with respect to certain types of transactions and activities. RSI's senior management will be substantially the same as that of Reckson, although each of RSI and RSVP have engaged investment professionals who are not involved in the management of Reckson or the Operating Partnership to run their respective day-to-day operations. After the Distribution, six members of the RSI board of directors will be members of the Reckson board, although the RSI board will ultimately include two members who are unaffiliated with Reckson. Furthermore, at least initially there will be a substantial overlap between the ownership of Reckson common stock and Operating Partnership common Units, on the one hand, and RSI stock, on the other hand. As described below, however, these facts are not sufficient to cause RSI's separate existence as a corporation to be ignored for federal income tax purposes or to cause RSI to be considered an agent of Reckson or the Operating Partnership for federal income tax purposes.

     The leading case which considers whether a corporation is a separate entity for federal income tax purposes is Moline Properties, Inc. v.
                                          --------------------------
Commissioner./F1/  In Moline Properties, the taxpayer
------------
sought to disregard the separate existence of his wholly-owned corporation by having the gain from its sales of property taxed directly to himself. In holding that the corporate form may only be disregarded where it is a sham or unreal, the Supreme Court established its now landmark principle for determining the "sham" status of a corporation:

          Whether the purpose be to gain an advantage under the law of the state of incorporation or to avoid or to comply with the demands of creditors or to serve the creator's personal or undisclosed convenience, so long as that purpose is the equivalent of business activity or is followed by the carrying on of business by the corporation, the corporation remains a separate taxable entity./F2/

-----------------
/F1/      319 U.S. 436 (1943).

/F2/      Id. at 438-439.


This standard has been universally applied by all courts in matters involving separate entity recognition where corporations are involved./F3/

     The Supreme Court in Moline Properties was explicit in its establishment
                          -----------------
of a two-prong disjunctive test. The first prong a subjective standard -- requires the taxpayer to demonstrate a legitimate, nontax business purpose for the formation of the entity under scrutiny. The second prong -- an objective standard -- merely requires a demonstration that the entity has engaged in sufficient business activity to warrant its recognition as an entity. Satisfaction of either prong of the test will result in the recognition of the separate existence of the entity, regardless of whether or not the other prong is satisfied. In other words, a legal entity will be ignored only if it both is formed for no legitimate business purpose and fails to conduct any legitimate business activity.

     Both prongs of the Moline Properties test are satisfied by RSI.  With
                        -----------------
respect to the subjective standard, RSI was formed for a legitimate business purpose, i.e., to identify and acquire interests in operating companies that engage in Commercial Services. With respect to the objective standard, RSI has in fact engaged in substantial business activity by virtue of its various investments described in the Registration Statement, has entered into contracts and has hired some of its own employees. Such activity will continue after the Distribution. Moreover, after the Distribution RSI will hold itself out to the public as a separate corporate entity from Reckson and its stock will be publicly traded separately from the stock of Reckson. Accordingly, the separate corporate existence of RSI will be respected under Moline Properties.
-----------------

     The Supreme Court has also held that a corporation may be disregarded as a separate taxable entity if the corporation is deemed to be a mere agent
acting  on  behalf  of  its  principal./F4/   In  National  Carbide  Corp. v.
                                                  ---------------------------
Commissioner,/F5/ the Court identified  the following factors for establishing
------------
whether an agency relationship exists for purposes of disregarding a corporation:

          (1) Whether the corporation operates in the name and for the account of the principal, (2) binds the principal by its actions, (3) transmits money received to the principal, and (4) whether receipt of income is attributable to the services of employees of the principal and to assets belonging to the principal are some of the relevant considerations in determining whether a true agency exists. (5) If the corporation is a true agent, its relations with its principal must not be dependent upon the fact that it is owned by the principal, if such is the case. (6) Its business purpose must be the carrying on of the normal duties of an agent./F6/

     In Commissioner v. Bollinger,/F7/ the Supreme Court applied the National
        -------------------------                                    --------
Carbide factors to disregard the separate corporate identity of a subsidiary.
-------
The Court held that a genuine agency relationship exists if there is a written agency agreement, the corporation functions as an agent for all purposes and the corporation holds itself out to third parties as an agent./F8/

-----------------
/F3/ See, e.g., Commissioner v. Bollinger, 485 U.S. 340 (1988); National Carbide Corp. v. Comm'r, 336 U.S. 422 (1949); Tomlinson v. Miles, 316 F.2d 710, 713 (5th Cir. 1963); Paymer v. Comm'r, 150 F.2d 334 (2d Cir.
          1945); Kimbrell v. Comm'r, 371 F.2d 897 (5th Cir. 1967); Lowndes v. U.S., 384 F.2d 635 (4th Cir. 1967); Britt v. U.S., 431 F.2d 227 (5th
          Cir. 1970);  Strick Corp. v. U.S., 714 F.2d 1194 (3d Cir. 1983), cert.
          denied, 466 U.S. 971; Ocean Drilling & Exploration Co. v. U.S., 988 F.2d 1135, 1150 (Fed. Cir. 1993); Addison Int'l, Inc. v. Comm'r, 887
          F.2d 660, 666 (6th Cir. 1989);  Humana,  Inc. v. Comm'r, 881 F.2d 247,
          252 (6th Cir. 1989);  Chelsea  Products,  Inc. v. Comm'r,  16 T.C. 840
          (1951),  aff'd, 197 F.2d 620 (3d Cir. 1952); Skarda v. Comm'r, 27 T.C.
          137 (1956), aff'd, 250 F.2d 429 (10th Cir. 1957); Aldon Homes, Inc. v.
          Comm'r, 33 T.C. 582 (1959); Nutt v. Comm'r, 39 T.C. 231 (1962),  rev'd
          on another issue, 351 F.2d 452 (9th Cir. 1965), cert. denied, 384 U.S. 918 (1966); Siegel v. Comm'r, 45 T.C. 566 (1966); Bass v. Comm'r, 50
          T.C. 595 (1968);  Rath v. Comm'r, 101 T.C. 196, 206 (1993);  Rogers v.
          Comm'r, 34 T.C.M. 1254 (1975).

/F4/      Moline  Properties,  319 U.S. at 440-441;  National  Carbide  Corp. v.
          Comm'r,    336   U.S.   422 (1949), at 437; Commissioner v. Bollinger,
	  485 U.S. 340 (1988), at 346-347.

/F5/      336 U.S. 422 (1949).

/F6/      Id. at 437.

/F7/      485 U.S. 340 (1988).

/F8/ Id. at 349-350. See Moline Properties, 319 U.S. at 440-441 (lack of agency contract a factor in finding that an agency relationship did not exist).


     RSI will invest in businesses that provide Commercial Services to unrelated third parties in addition to providing services to the Operating Partnership. In addition, RSI is the managing member of RSVP, which will make investments in real estate sectors outside of Reckson's traditional office and industrial sectors. It has entered into contracts and will continue to enter into contracts in its own name and expects to earn profits for its own account. Its stock will trade separately from Reckson's stock. As described above, its shareholders may differ significantly from Reckson's, just 17 days after the Distribution as a result of the Standby Agreement.
RSI will not operate in the name or on the account of Reckson or the Operating Partnership, nor will RSI hold itself out as an agent of Reckson or the Operating Partnership. Finally, there will not be a written agency agreement between RSI and the Operating Partnership or Reckson. In fact, the form of Intercompany Agreement expressly provides that each of RSI and the Operating Partnership shall act in its own best interests and neither shall be considered an agent of the other or to owe any fiduciary or other common law duty to the other. Accordingly, based on the National Carbide factors,
                                                  ----------------
as well as Bollinger, RSI will not be treated as an agent of Reckson or the
           ---------
Operating Partnership.

     Based upon the foregoing, it is our opinion that RSI will be treated for federal income tax purposes as a corporate entity separate from Reckson and the Operating Partnership and not as an agent of Reckson or the Reckson Operating Partnership.

B.  Stapled Entities
     --------
     Section 269B(a)(3) of the Code requires that all entities that are stapled entities be treated as a single entity for purposes of determining whether any stapled entity is a REIT. A "stapled entity" is defined as any group of two or more entities if more than 50% of the value of the beneficial ownership in each of the entities consists of stapled interests. Under
Section 269B(c)(3), two or more interests are stapled interests if, by reason of form of ownership, restrictions on transfer or other terms or conditions, one of such interests are transferred or required to be transferred in connection with the transfer of the other of such interests.

     If shares of RSI and Reckson were characterized as stapled to each other, then the REIT status of Reckson could be jeopardized because the two entities would be treated as a single entity for purposes of determining Reckson's REIT status. Immediately after the Distribution, there will be a substantial overlap of common shareholders of Reckson and common Unitholders of the Operating Partnership, on the one hand, and shareholders of RSI, on the other hand. However, the number of outstanding shares of RSI will increase five-fold just 17 days after the Distribution as a result of the Rights Offering. Although the Subscription Rights will be distributed pro rata to the public shareholders of RSI, the amount of RSI stock that will be acquired by the initial public shareholders of RSI as a result of exercise of the Subscription Rights cannot be predicted. Any RSI stock available under the Subscription Rights but not subscribed for will be purchased by the Standby Purchaser. As a result, there could be substantial divergence of interest between the common shareholders of Reckson (and common Unitholders of the Operating Partnership) and the shareholders of RSI shortly after the Distribution. Moreover, the shares of RSI stock will trade separately from the shares of Reckson stock and will be freely transferable, so that they will not constitute stapled interests under the plain and unambiguous language of Section 269B(c)(3) of the Code.

     Based on the foregoing, it is our opinion that Reckson and RSI will not be treated as stapled entities under Section 269B(a)(3) of the Code.

C.  Status of Reckson as a REIT
    ---------------------------

     Based on the assumptions and representations set forth above, and taking into account the matters discussed above in sections A and B of the Discussion portion of this letter, we are of the opinion that, commencing with its taxable year ended December 31, 1995, Reckson has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.

               *              *              *

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event that there is any change in legal authorities, facts, assumptions or documents on which this opinion is based or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied on rendering this opinion, unless we are specifically engaged to do so. In particular, Reckson's qualification as a REIT will depend on Reckson meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for an entity to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of Reckson and its affiliates will meet these requirements or the representations made to us with respect thereto. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "The Distribution -- Federal Income Tax Consequences" and "The Rights Offering -- Federal Income Tax Consequences" in the prospectus included therein.
                                   Very truly yours,


                              </S/>  Brown & Wood LLP
                                     ----------------
                                     Brown & Wood LLP